Exhibit 15.1
   November 3, 1999

   Stratus Properties Inc.
   98 San Jacinto Blvd.
   Austin, TX  78701

   Gentlemen:

   We are aware that Stratus Properties Inc. has incorporated by reference in its Registration Statements (File Nos. 33-78798, 333-31059 and 333-52995) its Form 10-Q for the quarter ended September 30, 1999, which includes our report dated October 20, 1999 (except with respect to Note 7, as to which the date is November 3, 1999) covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the Act), this report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


   Very truly yours,

   /s/ Arthur Andersen LLP